As filed with the Securities and Exchange Commission on June 24, 2021

Registration No. 333-

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
________________________________

FORM S-8

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933
________________________________

RED ROBIN GOURMET BURGERS, INC.
(Exact name of registrant as specified in its charter)
________________________________

Delaware	84-1573084
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

6312 S. Fiddler’s Green Circle, Suite 200N Greenwood Village, Colorado 80111 (Address of principal executive offices)
Paul Murphy
President and Chief Executive Officer
6312 S. Fiddler’s Green Circle, Suite 200N
Greenwood Village, Colorado 80111
(303) 846-6000
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Red Robin Gourmet Burgers, Inc. 2017 Performance Incentive Plan, as Further Amended
(Full title of the Plan)

_______________________________________________

Copies to:

David S. Huntington, Esq.
Paul, Weiss, Rifkind, Wharton & Garrison LLP
1285 Avenue of the Americas
New York, New York 10019-6064
(212) 373-3000
______________________________________

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☒
Non-accelerated filer	☐	Smaller reporting company	☐
		Emerging growth company	☐

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price Per Share(3)	Proposed Maximum Aggregate Offering Price(3)	Amount of Registration Fee(4)
Common Stock, par value $0.001 per share (1)	350,000 (2)	$30.98	$10,843,000.00	$1,182.97
___________________
(1)	Pursuant to Rule 416(a) under the Securities Act of 1933 (the “Securities Act”), this registration statement shall also cover any additional shares of Common Stock par value $0.001 per share (the “Common Stock”), of Red Robin Gourmet Burgers, Inc. (the “Company” or the “Registrant”) to be offered or issued as a result of any stock dividend, stock split, recapitalization, or other similar transaction effected without receipt of consideration that increases the number of outstanding shares of Common Stock.
(2)	Includes 350,000 shares of Common Stock reserved for issuance under the Red Robin Gourmet Burgers, Inc. 2017 Performance Incentive Plan (the “2017 Plan”). The 2017 Plan initially provided by its terms for the issuance of up to 630,182 shares of Common Stock. The Company filed a Registration Statement on Form S-8 with the Securities and Exchange Commission (the “Commission”) on May 18, 2017 (File No. 333-218091) related to 630,182 shares of Common Stock issuable under the 2017 Plan. The Company filed a Registration Statement on Form S-8 on June 12, 2019 (File No. 333-232085) related to a further 660,000 shares issuable under the 2017 Plan. The Company filed a Registration Statement on Form S-8 on May 29, 2020 (File No. 333-238808) related to a further 275,000 shares issuable under the 2017 Plan. On May 20, 2021, the Company’s stockholders approved an amendment to the 2017 Plan increasing the number of shares of Common Stock authorized for future issuance under the 2017 Plan by 350,000 shares.
(3)	Estimated solely for the purpose of calculating the registration fee and, pursuant to Rules 457(c) and 457(h)(1) under the Securities Act, the price per share and aggregate offering price are based upon the average high and low sales prices of the Company’s Common Stock on June 21, 2021, as reported by The NASDAQ Global Select Market.
(4)	Determined in accordance with Section 6(b) of the Securities Act at a rate equal to $109.10 per $1,000,000 of the proposed maximum aggregate offering price.

EXPLANATORY NOTE

This registration statement is filed by the Company to register additional shares of Common Stock issuable under the 2017 Plan. Such additional shares of Common Stock are being registered in addition to the shares of Common Stock previously registered for issuance on the Company’s Form S-8 (File No. 333-218091) concerning the 2017 Plan filed with the Commission on May 18, 2017 (the “2017 Registration Statement”), Form S-8 (File No. 333-232085) concerning the 2017 Plan filed with the Commission on June 12, 2019 (the “2019 Registration Statement”) and Form S-8 (File No. 333-238808) concerning the 2017 Plan filed with the Commission on May 29, 2020 (the “2020 Registration Statement”). In accordance with Section E of the General Instructions to Form S-8, the contents of the 2017 Registration Statement, the 2019 Registration Statement and the 2020 Registration Statement are incorporated herein by reference, except to the extent supplemented, amended, or superseded by the information set forth herein.

PART II
Item 3. Incorporation of Documents by Reference.

The following documents, previously filed by the Company with the Commission, are hereby incorporated in this registration statement by reference as of their date of filing with the Commission:

•The Company’s Annual Report on Form 10-K for the fiscal year ended December 27, 2020, filed with the Commission on March 3, 2021;
•The Company’s Quarterly Report on Form 10-Q for the quarter ended April 18, 2021, filed with the Commission on May 25, 2021;

•The Company’s Current Reports on Form 8-K filed on January 11, 2021, March 3, 2021 (with respect to Items 1.01, 2.03 and 9.01), March 9, 2021, March 25, 2021, and May 21, 2021; and

•The description of the Company’s Common Stock contained in its Registration Statement on Form 8-A, filed with the SEC on July 16, 2002 (which incorporates such description of the Common Stock from the Company’s Registration Statement on Form S-1, originally filed April 26, 2002 and as subsequently amended, which description is also hereby incorporated by reference) (File No. 000-49916), and any other amendment or report filed for the purpose of updating such description.

All other documents filed by the Company pursuant to Sections 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934 (the “Exchange Act”) subsequent to the date of this registration statement and prior to the filing of a post-effective amendment to this registration statement indicating that all securities offered under the registration statement have been sold, or deregistering all securities then remaining unsold, are also incorporated herein by reference and shall be a part hereof from the date of the filing of such documents.

Any statement contained in a document incorporated by, or deemed incorporated by reference herein, shall be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

Item 8. Exhibits.

Exhibit No.	Description
5.1	Opinion of Paul, Weiss, Rifkind, Wharton & Garrison LLP.
23.1	Consent of Paul, Weiss, Rifkind, Wharton & Garrison LLP (included in Exhibit 5.1).
23.2	Consent of KPMG LLP.
24.1	Power of Attorney (included on signature page of this registration statement).
99.1*	Red Robin Gourmet Burgers, Inc. 2017 Performance Incentive Plan (as Further Amended). Incorporated by reference to Appendix A to our Definitive Proxy Statement filed on April 5, 2021.
________
* Incorporated herein by reference as indicated

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Greenwood Village, State of Colorado, on this 24th day of June, 2021.

Date: June 24, 2021

RED ROBIN GOURMET BURGERS, INC.

By: /s/ Paul J.B. Murphy III
Name: Paul J.B. Murphy III
Title: President and Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Paul J.B. Murphy III and Lynn S. Schweinfurth and each of them, as his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement, and to file the same, with all exhibits thereto, and all documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date
/s/ PAUL J.B. MURPHY III Paul J.B. Murphy III	President and Chief Executive Officer; Director (Principal Executive Officer and Director)	June 24, 2021
/s/ LYNN S. SCHWEINFURTH Lynn S. Schweinfurth	Executive Vice President, Chief Financial Officer (Principal Financial Officer)	June 24, 2021
/s/ KRISTI BELHUMEUR Kristi Belhumeur	Chief Accounting Officer (Principal Accounting Officer)	June 24, 2021
/s/ DAVID A. PACE David A. Pace	Chairperson of the Board	June 24, 2021
/s ANTHONY S. ACKIL Anthony S. Ackil	Director	June 24, 2021
/s/ THOMAS G. CONFORTI Thomas G. Conforti	Director	June 24, 2021
/s/ CAMBRIA W. DUNAWAY Cambria W. Dunaway	Director	June 24, 2021
/s/ G. J. HART G.J. Hart	Director	June 24, 2021
/s/ KALEN F. HOLMES Kalen F. Holmes	Director	June 24, 2021

/s/ GLENN B. KAUFMAN Glenn B. Kaufman	Director	June 24, 2021
/s/ STEVEN K. LUMPKIN Steven K. Lumpkin	Director	June 24, 2021
/s/ ALLISON PAGE Allison Page	Director	June 24, 2021
/s/ ANDDRIA VARNADO Anddria Varnado	Director	June 24, 2021